Exhibit 99(h)(9)


                 ACQUIRED FUND FEE AND EXPENSE WAIVER AGREEMENT

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105

                                                December 16, 2015

AB Variable Products Series Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

            AllianceBernstein L.P. herewith confirms our agreement with you as follows:

            1. You are an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of December 16, 2015 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to the AB Multi-Manager Alternative Strategies Portfolio (the "Portfolio").

            2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive a portion of the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees") or reimburse other expenses of the Portfolio as provided herein, to the extent that such waiver and/or reimbursement is not effectively implemented as a result of the Expense Limitation Agreement dated December 16, 2015 between you and us with respect to the Portfolio (the "Expense Limitation Agreement"). We agree that, through December 16, 2016, Advisory Fees shall be waived and/or Portfolio expenses shall be reimbursed in an amount equal to the fees and expenses (investment advisory fees as well as other fees and expenses) indirectly borne by the Portfolio of registered investment companies or series thereof in which the Portfolio invests for which we serve as investment adviser. We further agree that, through December 16, 2016, Advisory Fees shall be waived so that the effective Advisory Fees payable with respect to assets of the Portfolio invested in registered investment companies or series thereof for which we do not serve as investment adviser is 0.20%.

            3. Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after December 16, 2016; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after December 16, 2016 or, except as expressly set forth herein or in the Expense Limitation Agreement, prior to such date.

            4. This Agreement shall become effective on the date hereof and remain in effect until December 16, 2016.

            5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

            If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                              Very truly yours,

                                              ALLIANCEBERNSTEIN L.P.



                                              By: /s/ Emilie D. Wrapp
                                                  ------------------------------
                                                  Emilie D. Wrapp
                                                  Assistant Secretary





Agreed to and accepted
as of the date first set forth above.

AB VARIABLE PRODUCTS SERIES FUND, INC.



By:  /s/ Eric C. Freed
     -------------------------------------
     Eric C. Freed
     Assistant Secretary